Internet Commerce Corporation
                                805 Third Avenue
                            New York, New York 10022


VIA EDGAR
---------

                                                            August 22, 2000
Edward M. Kelly, Esq.
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   Internet Commerce Corporation (the "Company")
                  Registration Statement on Form S-3
                  File No. 333-91885 (the "Registration Statement")
                  -------------------------------------------------

Dear Mr. Kelly:

      The undersigned hereby respectfully requests that, pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, the Securities and Exchange Commission withdraw the Registration Statement effective immediately. All of the shares registered by the Registration Statement have been sold.

      Please notify Kimon Cambouroglou of Kramer Levin Naftalis & Frankel LLP, our counsel, at (212) 715-9107 of the effectiveness of the withdrawal.


                                    Very truly yours,

                                    INTERNET COMMERCE CORPORATION


                                    By:   /s/ Walter M. Psztur
                                          ------------------------------
                                          Walter M. Psztur
                                          Chief Financial Officer